November 9, 2018

Jeffrey Rutherford
Interim Chief Financial Officer
Diebold Nixdorf, Incorporated
5995 Mayfair Road
PO Box 3077
North Canton, OH 44720

       Re: Diebold Nixdorf, Incorporated
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 28, 2018
           Form 10-Q for the Quarterly Period Ended June 30, 2018
           Filed August 6, 2018
           File No. 001-04879

Dear Mr. Rutherford:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services